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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

   Herrman                           Brian                J
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   (Last)                           (First)             (Middle)

   c/o Bio-Plexus, Inc.            129 Reservoir Road
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                                    (Street)

   Vernon                              CT               06066
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   (City)                           (State)             (Zip)

   Bio-Plexus, Inc.              Symbol: "BPXS"
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2.   Issuer Name and Ticker or Trading Symbol



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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


               6/2002
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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                              [_]  10% Owner
     [X]  Officer (give title below)            [_]  Other (specify below)

     Chief Financial Officer and Senior Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date                           Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)                                 (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          6/18/02        P               13,070             $6,665    13,070        D
$.001 par value
per share
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                   (Over)

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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/              ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)              (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Warrants to        $1.00     6/19/02  A         1,667        6/18/02  12/18/04 Common    1,667    (1)     1,667      D
Purchase                                                                       Stock
Common Stock
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Stock Options
(right to
 purchase
 stock)(2)         $2.283    7/19/01  A4        100,000      (2)       7/19/11 Common    100,000          100,000    D
                                                                               Stock
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
Explanation of Responses:

(1) Derivative Securities were issued as part of Units each consisting of Subordinated 7% Non-Convertible Promissory Notes and Warrants to purchase 50,000 shares of Common Stock. The reporting person purchased 0.033 Unit for a purchase price of $3,333.

(2) Grant by Issuer pursuant to Issuer's 2001 Stock Incentive Plan. Vesting occurred on change of control on May 24, 2002.




/S/Brian J. Herrman                                             July 10, 2002
---------------------                                           -------------
**Signature of Reporting Person                                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.